Exhibit (a)(1)(A)

FUNDAMENTAL CHANGE NOTICE AND OFFER TO PURCHASE TO HOLDERS OF

3.50% CONVERTIBLE SENIOR NOTES DUE 2016

ISSUED BY

AURICO GOLD INC.

(as successor to Northgate Minerals Corporation)

CUSIP NUMBER: 666416AB8

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of October 5, 2010 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of October 5, 2010 (the “First Supplemental Indenture”), among Northgate Minerals Corporation, a British Columbia corporation (“Northgate”), The Bank of New York Mellon, as trustee (the “Trustee”), and BNY Trust Company of Canada, as co-trustee, and further supplemented by the Second Supplemental Indenture, dated as of October 26, 2011, among Northgate, AuRico Gold Inc., an Ontario corporation (the “Company”), the Trustee and BNY Trust Company of Canada, as co-trustee (the “Second Supplemental Indenture” and, collectively with the Base Indenture and the First Supplemental Indenture, the “Indenture”), relating to the 3.50% Convertible Senior Notes Due 2016 (the “Notes”) of the Company that each holder (a “Holder”) of the Notes has the right (the “Fundamental Change Purchase Right”) to require the Company to purchase any or all of such Holder’s outstanding Notes on December 23, 2011 or a later date selected by the Company if the Company elects to extend this offer to purchase (this “Offer to Purchase”) in accordance with its terms (the “Fundamental Change Purchase Date”). The purchase price (the “Fundamental Change Purchase Price”) for Notes validly surrendered, and not validly withdrawn, will be US$1,000 in cash per US$1,000 principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Purchase Date.

Holders may surrender their Notes from November 23, 2011 until 5:00 p.m., New York City time, on December 21, 2011 or a later date selected by the Company if the Company elects to extend this Offer to Purchase in accordance with its terms (the “Exercise Expiration Date”). The Company will purchase all Notes that have been validly surrendered, and not validly withdrawn prior to the Exercise Expiration Date, on the Fundamental Change Purchase Date, which is the second Business Day (as defined in the Indenture) following the Exercise Expiration Date. The Fundamental Change Purchase Price for any Notes that are surrendered, and not validly withdrawn, will be paid by The Bank of New York Mellon, as paying agent (the “Paying Agent”), on behalf of the Company promptly following the later of the Fundamental Change Purchase Date and the time of book–entry transfer or delivery of such Notes to the Paying Agent. The Fundamental Change Purchase Right is subject, in all respects, to the terms and conditions of the Indenture, the Notes, this Offer to Purchase and any related notice materials, as amended and supplemented from time to time.

Pursuant to an arrangement agreement, dated as of August 28, 2011 (as amended, restated, supplemented or otherwise modified from time to time), between Northgate and the Company (the “Arrangement Agreement”), the Company acquired all of the issued and outstanding common shares of Northgate pursuant to a plan of arrangement under the Business Corporations Act (British Columbia) (the “Arrangement”) on October 26, 2011. In connection with the Arrangement, each holder of common shares of Northgate was entitled to receive 0.365 of a common share of the Company (a “Common Share”) per common share of Northgate. Following the closing of the Arrangement on October 26, 2011, common shares of Northgate were delisted from the Toronto Stock Exchange and were suspended from trading on the NYSE Amex. Following the completion of the

Arrangement, Northgate was subsequently amalgamated into the Company (the “Amalgamation”). As a result of the Arrangement and the Amalgamation, a Fundamental Change (as defined in the Indenture) occurred on October 26, 2011 (the “Fundamental Change Effective Date”), and accordingly each Holder of the Notes has the Fundamental Change Purchase Right described in this Offer to Purchase. Pursuant to the Arrangement and the Amalgamation, Northgate and the Company entered into the Second Supplemental Indenture, which provides that (i) the Notes are convertible into Common Shares pursuant to the terms of the Indenture, and (ii) the Company assumed all of Northgate’s obligations under the Indenture.

Alternative to the Fundamental Change Purchase Right:

You May Elect to Convert to Common Shares

The Indenture provides that, as a result of the closing of the Arrangement and notwithstanding the Fundamental Change Purchase Right, the Notes are convertible, at the option of the Holder, into Common Shares at any time until 5:00 p.m., New York City time, on the Fundamental Change Purchase Date (the “Convertibility Period”). Any Notes converted into Common Shares shall be converted at a rate of 89.41697 Common Shares per US$1,000 principal amount of Notes. The Company may, at its election, deliver cash or a combination of cash and Common Shares upon conversion in accordance with the terms of the Indenture. See Section 2.3 below for a comparison of the amount you would currently receive if your Notes are converted into Common Shares and the amount you will receive if your Notes are purchased through exercise of the Fundamental Change Purchase Right. The right of Holders to convert their Notes is separate from the Fundamental Change Purchase Right.

In order to compare what you would receive upon conversion of the Notes to what you would receive if you validly exercise the Fundamental Change Purchase Right, please see “Example of Your Consideration Alternatives”. You should review this Offer to Purchase carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for purchase or to exercise your conversion rights (if at all) and, if so, the amount of Notes to surrender or convert. None of the Company, the Company’s board of directors, employees, advisors or representatives, the Trustee or The Bank of New York Mellon, as depositary (the “Depositary”), tender agent (the “Tender Agent”) or Paying Agent, are making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

This Offer to Purchase constitutes a Fundamental Change Notice pursuant to Section 3.02(B) of the First Supplemental Indenture with respect to the Fundamental Change Purchase Right.

To exercise your Fundamental Change Purchase Right to have the Company purchase the Notes and receive payment of US$1,000, plus accrued and unpaid interest to, if any, but excluding, the Fundamental Change Purchase Date, per US$1,000 principal amount of the Notes, you must validly surrender the Notes prior to 5:00 p.m., New York City time, on the Exercise Expiration Date in accordance with the terms of this Offer to Purchase. Notes surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Exercise Expiration Date. The right of Holders to surrender Notes for purchase, or to withdraw Notes previously surrendered, under the Fundamental Change Purchase Right expires at 5:00 p.m., New York City time, on the Exercise Expiration Date.

Alternatively, to exercise your conversion rights, you may validly surrender the Notes at any time through the Convertibility Period. If you have already surrendered your Notes for purchase by the Company, you must validly withdraw the Notes prior to 5:00 p.m., New York City time, on the Exercise Expiration Date in accordance with the terms of this Offer to Purchase before you can surrender those Notes for conversion. Notes surrendered for conversion may not be withdrawn.

The Trustee has informed the Company that, as of the date of this Offer to Purchase, all custodians and beneficial holders of the Notes hold the Notes through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase or conversion hereunder must be delivered through the transmittal procedures of DTC.

The Depositary, Tender Agent and Paying Agent are:

The Bank of New York Mellon

By Regular, Registered or Certified Mail or Overnight Courier:	For Information:	By Facsimile:

The Bank of New York Mellon Corporation Corporate Trust Operations – Reorganization Unit Attn: Mr. David Mauer 101 Barclay Street – Floor 7 East New York, NY 10286	(212) 815-3687	(212) 298-1915

Additional copies of this Offer to Purchase may be obtained from the Depositary, Tender Agent and Paying Agent at its address set forth above.

No person has been authorized to give any information or to make any representations other than those contained in this Offer to Purchase and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Purchase does not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is current as of any time subsequent to the date of such information. None of the Company, the Company’s board of directors, employees, advisors or representatives, the Trustee, the Depositary, the Tender Agent or the Paying Agent are making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Notes for purchase or to exercise your conversion rights (if at all) and, if so, the amount of Notes to surrender or convert.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the right of each Holder (as defined below) of the Notes (as defined below) to require the Company (as defined below) to purchase, and the obligation of the Company to purchase, the Notes, subject to the terms and conditions of the Indenture (as defined below), the Notes, this offer to purchase (this “Offer to Purchase”) and any related notice materials, as amended and supplemented from time to time (the “Fundamental Change Purchase Right”). To understand the Fundamental Change Purchase Right fully and for a more complete description of the terms of the Fundamental Change Purchase Right, we urge you to read carefully the remainder of this Offer to Purchase because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “AuRico,” “the Company,” “we,” “our,” or “us” in this Offer to Purchase include AuRico Gold Inc. and its subsidiaries, references to “US$” in this Offer to Purchase are to the lawful currency of the United States of America and references to “C$” in this Offer to Purchase are to the lawful currency of Canada.

Who is offering to purchase my Notes?

AuRico Gold Inc., an Ontario corporation (the “Company”), is obligated, at your option, to purchase your validly surrendered and not validly withdrawn 3.50% Convertible Senior Notes Due 2016 (the “Notes”). (Page 12)

Why is the Company offering to purchase my Notes?

Pursuant to the terms of the Indenture and the Notes, upon a Fundamental Change (as defined in the Indenture), each holder (a “Holder”) of the Notes may require us to purchase some or all of its Notes at a repurchase price in cash equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Purchase Date (as defined below) (the “Fundamental Change Purchase Price”). Pursuant to an arrangement agreement, dated as of August 28, 2011 (as amended, restated, supplemented or otherwise modified from time to time), between Northgate Minerals Corporation, a British Columbia corporation (“Northgate”), and the Company (the “Arrangement Agreement”), the Company acquired all of the issued and outstanding common shares of Northgate pursuant to a plan of arrangement under the Business Corporations Act (British Columbia) (the “Arrangement”). In connection with the Arrangement, each holder of common shares of Northgate was entitled to receive 0.365 of a common share of the Company (a “Common Share”) per common share of Northgate. Following the closing of the Arrangement on October 26, 2011, the common shares of Northgate were delisted from the Toronto Stock Exchange and suspended from trading on the NYSE Amex. Following the completion of the Arrangement, Northgate was subsequently amalgamated into the Company (the “Amalgamation”). As a result of the successful completion of the Arrangement and the Amalgamation, a Fundamental Change (as defined in the Indenture) occurred on October 26, 2011 (the “Fundamental Change Effective Date”), and accordingly each Holder of the Notes has the Fundamental Change Purchase Right described in this Offer to Purchase. Pursuant to the Arrangement and the Amalgamation, Northgate and the Company entered into the Second Supplemental Indenture (as defined below), which provides that (i) the Notes are convertible into Common Shares pursuant to the terms of the Indenture, and (ii) the Company assumed all of Northgate’s obligations under the Indenture (as defined below). (Pages 12-13)

What Notes are the Company obligated to purchase?

We are obligated to purchase all of the Notes validly surrendered pursuant to the Fundamental Change Purchase Right, at the option of the Holder. As of November 23, 2011, there was US$170,000,000 aggregate principal amount of Notes outstanding. The Notes were issued under the Indenture, dated as of October 5, 2010 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of October 5, 2010 (the “First Supplemental Indenture”), among Northgate, The Bank of New York Mellon, as trustee (the “Trustee”), and BNY Trust Company of Canada, as co-trustee, and further supplemented by the Second Supplemental

Indenture, dated as of October 26, 2011, among Northgate, the Company, the Trustee and BNY Trust Company of Canada, as co-trustee (the “Second Supplemental Indenture” and, collectively with the Base Indenture and the First Supplemental Indenture, the “Indenture”). Under the terms of the Indenture, each Holder has the right (the “Fundamental Change Purchase Right”) to require the Company to purchase any or all of such Holder’s outstanding Notes on December 23, 2011 or a later date selected by the Company if the Company elects to extend this Offer to Purchase in accordance with its terms (the “Fundamental Change Purchase Date”). (Pages 12-13)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a purchase price of US$1,000 per US$1,000 principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”), with respect to any and all Notes validly surrendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on December 21, 2011 or a later date selected by the Company if the Company elects to extend this Offer to Purchase (the “Exercise Expiration Date”). Holders who validly surrender, and do not validly withdraw, their Notes in connection with the Fundamental Change Purchase Right will be entitled to receive accrued cash interest payable, if any, on their Notes accrued to, but excluding, the Fundamental Change Purchase Date. The Company estimates that the accrued interest payable on the Notes will be approximately US$8.069 per US$1,000 principal amount of Notes validly surrendered, and not validly withdrawn, based on the expected Fundamental Change Purchase Date of December 23, 2011. (Pages 12-13)

How will the Company fund the purchase of the Notes?

The Company intends to promptly forward to the Paying Agent, prior to 1:00 p.m., New York City time, on the Business Day prior to the Fundamental Change Purchase Date, an amount of cash sufficient to pay the Fundamental Change Purchase Price for the surrendered Notes. Depending on the amount of cash required, the cash forwarded to the Paying Agent will be funded either from existing cash reserves of the Company or the Company’s existing revolving credit facility with the Bank of Nova Scotia. (Pages 16-17)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. The Notes are currently quoted over–the–counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price and implied volatility of the Company’s common stock and the market for similar Notes. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Fundamental Change Purchase Right. The Common Shares into which the Notes may be converted are currently listed on the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (“NYSE”) under the symbol “AUQ”. On November 22, 2011, the last reported sales price of the Common Shares on the TSX and NYSE was C$10.00 per share and US$9.62 per share, respectively. On November 22, 2011, the rate of exchange of the Canadian dollar, expressed in U.S. dollars, based on the noon buying rate reported by the Bank of Canada was US$1.00 = C$1.0368. (Pages 14-15)

Are my Notes currently convertible?

Yes. As a result of the Arrangement, Holders of Notes currently have the right to convert their Notes until 5:00 p.m., New York City time, on the Fundamental Change Purchase Date (the “Convertibility Period”) at the applicable conversion rate under the Indenture. If you do not surrender your Notes pursuant to the Fundamental Change Purchase Right, you will retain the conversion rights associated with your Notes pursuant to the Indenture. If you validly surrender all or part of your Notes pursuant to the Fundamental Change Purchase Right, you may not surrender such Notes for conversion unless you validly withdraw your Notes prior to 5:00 p.m., New York City time, on the Exercise Expiration Date. If you validly surrender and do not validly withdraw your Notes prior to the Exercise Expiration Date, you will no longer have conversion rights, unless we fail to purchase and pay for the Notes surrendered pursuant to the Fundamental Change Purchase Right. If you surrender your Notes for conversion, you will no longer be able to participate in the Fundamental Change Purchase Right. (Pages 13-14)

What consideration will I receive if I convert my Notes?

Any Notes converted into Common Shares shall be converted at a rate of 89.41697 Common Shares per US$1,000 principal amount of Notes. The Company may, at its election, deliver cash or a combination of cash and Common Shares, upon conversion in accordance with the terms of the Indenture. See “Conversion Rights of the Notes” below for a comparison of the estimated amount you would receive if your Notes are converted (and settled for cash) and the estimated amount you will receive if your Notes are purchased through exercise of the Fundamental Change Purchase Right. (Pages 13-14)

What is the relationship between the offer and the convertibility of the Notes?

The right to participate in the Fundamental Change Purchase Right is a separate right from the right to convert the Notes. If you do surrender your Notes in the Fundamental Change Purchase Right, you will not be able to convert your Notes unless you withdraw your previously surrendered Notes prior to the Exercise Expiration Date of the Fundamental Change Purchase Right. If you do not surrender your Notes into the Fundamental Change Purchase Right, your conversion rights will not be affected. If you have exercised your conversion right and converted your Notes, you may not surrender your converted Notes under the Fundamental Change Purchase Right. (Page 14)

What recommendation, if any, has the board of directors of the Company made with respect to the Fundamental Change Purchase Right and the conversion rights?

The board of directors of the Company has not made any recommendation as to whether you should surrender your Notes for purchase under the Fundamental Change Purchase Right or whether you should exercise your conversion rights (if at all). You must make your own decision as to whether or not to surrender your Notes for purchase pursuant to the Fundamental Change Purchase Right or to exercise your conversion rights (if at all) and, if so, the amount of Notes to surrender or convert. The Fundamental Change Purchase Right, our offer to purchase the Notes pursuant thereto and the notice of your conversion rights, each as described in this Offer to Purchase, are based solely on the requirements of the Indenture and the Notes. (Page 13)

When does the Fundamental Change Purchase Right expire?

The Fundamental Change Purchase Right expires at 5:00 p.m., New York City time, on the Exercise Expiration Date, which is the second Business Day immediately preceding the Fundamental Change Purchase Date. We will not extend the period that Holders have to exercise the Fundamental Change Purchase Right unless required by applicable law. (Pages 12-13)

What are the conditions to the purchase by the Company of the Notes?

The purchase by us of validly surrendered Notes is not subject to any condition other than such purchase being lawful and the satisfaction of the procedural requirements described in this Offer to Purchase.

How do I surrender my Notes for purchase?

To surrender your Notes for purchase pursuant to the Fundamental Change Purchase Right, you must surrender the Notes through the transmittal procedures of The Depository Trust Company (“DTC”) prior to 5:00 p.m., New York City time, on the Exercise Expiration Date.

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Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee in advance of the Exercise Expiration Date if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes on the Holder’s behalf through the transmittal procedures of DTC.

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Holders who are DTC participants should surrender their Notes electronically through DTC’s Automated Tenders over the Participant Terminal System, subject to the terms and procedures of that system before 5:00 p.m., New York City time, on the Exercise Expiration Date.

By surrendering, or instructing your nominee to surrender, your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Fundamental Change Purchase Right set forth in this Offer to Purchase. (Pages 17-19).

If I surrender my Notes for purchase, when will I receive payment for them?

We will accept for payment all validly surrendered Notes promptly upon expiration of the Fundamental Change Purchase Right. We will promptly deposit with the Paying Agent, prior to 1:00 p.m., New York City time, on the Fundamental Change Purchase Date, an amount of cash sufficient to pay the Fundamental Change Purchase Price for the surrendered Notes, and the Paying Agent will promptly after the later of the Fundamental Change Purchase Date and the book–entry transfer of the applicable Notes distribute the cash to DTC, the sole record Holder of Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Pages 12, 13 and 20)

Until what time can I withdraw previously surrendered Notes?

You can withdraw Notes previously surrendered for purchase at any time prior to 5:00 p.m., New York City time, on the Exercise Expiration Date. (Pages 19-20)

How do I withdraw previously surrendered Notes?

To withdraw previously surrendered Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Exercise Expiration Date. (Pages 19-20)

If I want to convert my Notes, what should I do?

If you want to convert your Notes, you must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program, (ii) cause to be delivered by book-entry delivery an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Notes, (iii) furnish appropriate endorsements and transfer documents if required by the Registrar or Conversion Agent (each as defined in the Indenture), (iv) pay the amount of interest, if any, required by Section 10.02(E) of the First Supplemental Indenture and (v) pay any tax or duty if required pursuant to Section 10.04 of the First Supplemental Indenture. Any other applicable procedures of the Depositary for converting a beneficial interest in the Notes shall apply. (Pages 13-14)

Do I need to do anything if I do not wish to surrender my Notes for purchase?

No. If you do not surrender your Notes before the expiration of the Fundamental Change Purchase Right, we will not purchase your Notes, and such Notes will remain outstanding subject to the Indenture unless we redeem or repurchase such Notes. Your conversion rights will not be affected. (Page 14)

If I choose to surrender my Notes for purchase, do I have to surrender all of my Notes or can I surrender just a portion of my Notes?

If you choose to surrender Notes, you are not required to surrender all of your Notes. You may surrender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to surrender a portion of your Notes for purchase, however, you must surrender your Notes in a principal amount of US$1,000 or an integral multiple thereof. (Pages 13-14)

If I do not surrender my Notes for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Notes for purchase, your conversion rights will not be affected. You will be able to convert your Notes at any time during the Convertibility Period or as otherwise provided for in the Indenture. You will have the right to convert the Notes into Common Shares subject to the terms, conditions and adjustments specified in the Indenture and the Notes. (Pages 13-14)

If I do not surrender my Notes for purchase, will I have the right to require the Company to repurchase my Notes in the future?

Yes. If a Fundamental Change not described in this Offer to Purchase occurs in the future with respect to the Company, you will have the right, at your option, to require us to purchase your Notes at a Fundamental Change Purchase Price (as defined in the Indenture) equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Purchase Date (as defined in the Indenture) in connection with such Fundamental Change. (Pages 13-14)

What are the material U.S. federal income tax consequences if I surrender my Notes for purchase or exercise my conversion rights with respect to my Notes?

A Holder’s receipt of cash in exchange for Notes pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights generally will be a taxable transaction for U.S. federal income tax purposes. For a discussion of certain material U.S. federal income tax consequences applicable to U.S. Holders of Notes, as defined below, upon the exercise of either the Fundamental Change Purchase Right or conversion rights, see “Material U.S. Federal Income Tax Considerations.” (Pages 21-24)

Who is the Depositary, the Tender Agent and the Paying Agent?

The Bank of New York Mellon, the trustee under the Indenture, is serving as the Depositary, Tender Agent and Paying Agent in connection with the Fundamental Change Purchase Right and conversion rights. Its address and telephone number are set forth on the front cover page of this Offer to Purchase.

Who can I talk to if I have questions about the Fundamental Change Purchase Right or the conversion rights?

Questions and requests for assistance in connection with the mechanics of surrender of Notes for purchase under the Fundamental Change Purchase Right or the conversion of the Notes may be directed to the Depositary, Tender Agent and Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Offer to Purchase.

CAUTIONARY NOTE REGARDING FORWARD–LOOKING STATEMENTS

This Offer to Purchase contains forward–looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Forward–looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward–looking statements by terminology such as “may,” “will,” “should,” “target,” “seek,” “project,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential,” or “continue” or the negative of these terms or other words of similar import, although some forward–looking statements are expressed differently. All statements, other than statements of historical fact, included in and incorporated by reference into this Offer to Purchase regarding the Arrangement, the Amalgamation, our financial position, our business strategy and our plans or objectives for future operations are forward–looking statements.

You should read these forward–looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward–looking” information.

In addition, the statements in this Offer to Purchase are made as of November 23, 2011. Subsequent events or developments may cause our views to change. We undertake no obligation to update any of the forward–looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

These forward–looking statements should not be relied upon as representing our views as of any date subsequent to November 23, 2011.

Notwithstanding anything in this Offer to Purchase or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE PURCHASE RIGHT AND CONVERSION RIGHTS

1.	Information Concerning the Company.

1.1	The Company.

AuRico Gold Inc. (the “Company”) is a leading intermediate Canadian gold and silver producer with a diversified portfolio of high quality mines and projects in Canada, Mexico and Australia.

The Company owns five operating mining properties, including the Ocampo mine in Chihuahua State, Mexico, the El Chanate mine in Sonora State, Mexico and the El Cubo mine in Guanajuato State, Mexico, as well as the Fosterville and Stawell gold mines in Victoria, Australia. The Company also owns Young-Davidson, an advanced stage mining project located near the town of Kirkland Lake, Ontario, and two advanced exploration properties, the Guadalupe y Calvo property in Chihuahua State, Mexico and the Orion property in Nayarit State, Mexico. The Company has also executed a number of purchase option agreements, including one to acquire the Mezquite Project in Zacatecas State, Mexico; two purchase option agreements, one with Mexicana de Cananea S.A. de C.V. and one with Pedro Murillo M., with respect to the Venus Project, north of the Ocampo mine in Chihuahua State, Mexico; a purchase option agreement with Valdez Gold Inc. with respect to the Los Jarros Project in Chihuahua State, Mexico; and a purchase option agreement with Aurion Resources Limited to enter into a joint venture with respect to the La Bandera gold project in Durango State, Mexico.

The Company’s strategy is to increase shareholder value through increases in precious metal reserves and resources, production and long-term cash flow and earnings per share. The Company’s strategy also consists of optimizing the performance and, therefore, the value, of existing operations, investing in quality exploration and development projects and acquiring new potentially accretive properties and projects.

The Company was incorporated under Part 1A of the Companies Act (Quebec) on February 25, 1986, under the name “Golden Rock Explorations Inc.” By articles of amendment dated April 17, 1998, the Company changed its name to, “Gammon Lake Resources Inc.” and consolidated its common shares on a 15:1 basis. By articles of amendment dated June 7, 2007, the Company changed its name to “Gammon Gold Inc.”. On June 14, 2011, the Company effected its name change from “Gammon Gold Inc.” to “AuRico Gold Inc.”. On August 26, 2011, the Company filed articles of continuance to continue the company under the laws of Ontario.

The Company is now a corporation existing under the Business Corporations Act (Ontario). The Company’s registered and head office is located at 110 Yonge Street, Suite 1601, Toronto, Ontario, Canada, M5C 1T4 and its telephone number is (647) 260-8880.

The Company is a reporting issuer in all of the provinces and territories of Canada and a Securities and Exchange Commission registrant. The common shares of the Company (the “Common Shares”) are listed on the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (the “NYSE”) under the symbol “AUQ”.

1.2	The Arrangement Agreement.

Pursuant to an arrangement agreement, dated as of August 28, 2011 (as amended, restated, supplemented or otherwise modified from time to time), between Northgate Minerals Corporation (“Northgate”) and the Company (the “Arrangement Agreement”), the Company acquired all of the issued and outstanding common shares of Northgate pursuant to a plan of arrangement under the Business Corporations Act (British Columbia) (the “Arrangement”) on October 26, 2011. In connection with the Arrangement, each holder of common shares of Northgate was entitled to receive 0.365 of a Common Share per common share of Northgate. Following the closing of the Arrangement on October 26, 2011, common shares of Northgate were delisted from the Toronto Stock Exchange and were suspended from trading on the NYSE Amex. Following the completion of the Arrangement, Northgate was subsequently amalgamated into the Company (the “Amalgamation”). As a result of the Arrangement and the Amalgamation, a Fundamental Change (as defined in the Indenture) occurred on October 26, 2011 (the “Fundamental Change Effective Date”), and accordingly each holder (a “Holder”) of the 3.50% Convertible Senior Notes Due 2016 (the “Notes”) has the Fundamental Change Purchase Right described in this offer to purchase (the “Offer to Purchase”). In addition, as a result of the consummation of the Arrangement, each Holder of the Notes also has the right to convert the Notes, as described in this Offer to Purchase. Pursuant to the Arrangement and the Amalgamation, Northgate and the Company entered into the Second Supplemental Indenture (as defined below), which provides that (i) the Notes are convertible into Common Shares pursuant to the terms of the Indenture, and (ii) the Company assumed all of Northgate’s obligations under the Indenture (as defined below).

2.	Information Concerning the Notes.

The Notes were issued under the Indenture, dated as of October 5, 2010 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of October 5, 2010 (the “First Supplemental Indenture”), among Northgate, The Bank of New York Mellon, as trustee (the “Trustee”), and BNY Trust Company of Canada, as co-trustee, and further supplemented by the Second Supplemental Indenture, dated as of October 26, 2011, among Northgate, the Company, the Trustee and BNY Trust Company of Canada, as co-trustee (the “Second Supplemental Indenture” and, collectively with the Base Indenture and the Second Supplemental Indenture, the “Indenture”). Under the terms of the Indenture, each Holder has the right (the “Fundamental Change Purchase Right”) to require the Company to purchase any or all of such Holder’s outstanding Notes on December 23, 2011 or a later date selected by the Company if the Company elects to extend this Offer to Purchase in accordance with its terms (the “Fundamental Change Purchase Date”). The purchase price (the “Fundamental Change Purchase Price”) for Notes validly surrendered, and not validly withdrawn, will be US$1,000 in cash per US$1,000 principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Purchase Date. The Notes mature on October 1, 2016 (the “Stated Maturity”).

2.1	The Company’s Obligation to Purchase the Notes.

The completion of the Arrangement and the Amalgamation resulted in a Fundamental Change pursuant to the terms of the Notes and the Indenture, which obligates the Company to purchase all Notes validly surrendered for purchase, and not validly withdrawn, at the Holder’s option. This Fundamental Change Purchase Right will expire at 5:00 p.m., New York City time, on December 21, 2011 or a later date selected by the Company if the Company elects to extend this Offer to Purchase in accordance with its terms (the “Exercise Expiration Date”). We will not extend the period that Holders have to exercise the Fundamental Change Purchase Right unless required by applicable law. If we make any change to this Fundamental Change Purchase Right, which we determine constitutes a material change, we will promptly disclose the change in a supplement to this Offer to Purchase that we will distribute, or direct to be distributed, to registered Holders, and we will make a public announcement of such change promptly by means of a press release. We may be required to extend the Fundamental Change Purchase Date for a period of five to ten business days, depending on the significance of the change, if the Fundamental Change Purchase Right would otherwise expire during such five to ten business day period. If we are required to extend the Fundamental Change Purchase Date, we will make a public announcement of such extension promptly by means of a press release. The purchase by the Company of validly surrendered Notes is not subject to any condition other than such purchase being lawful and the procedural requirements described in this Offer to Purchase.

2.2	Purchase Price.

Pursuant to the terms of the Indenture and the Notes, the purchase price to be paid by the Company for the Notes on the Fundamental Change Purchase Date is the Fundamental Change Purchase Price. The Company estimates that the Fundamental Change Purchase Price will be approximately US$1,008.069 per US$1,000 principal amount of Notes based on the expected Fundamental Change Purchase Date of December 23, 2011. The Fundamental Change Purchase Price will be paid in cash on the Fundamental Change Purchase Date with respect to any and all Notes validly surrendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Exercise Expiration Date, which is the second Business Day (as defined in the Indenture) immediately preceding the Fundamental Change Purchase Date. Notes surrendered for purchase will be accepted only in principal amounts equal to US$1,000 or integral multiples thereof. Unless the Company defaults in making payment of the Fundamental Change Purchase Price on any Notes validly surrendered for purchase and not validly withdrawn, interest on those Notes will cease to accrue as of the end of the day immediately preceding the Fundamental Change Purchase Date.

Holders who validly surrender, and do not validly withdraw, their Notes in connection with the Fundamental Change Purchase Right will be entitled to receive accrued cash interest payable on their Notes accrued, if any, to, but excluding, the Fundamental Change Purchase Date.

The Fundamental Change Purchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Common Shares. Thus, the Fundamental Change Purchase Price may be significantly higher or lower than the market price of the Notes on the Fundamental Change Purchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the Common Shares before making a decision as to whether to surrender their Notes for purchase.

None of the Company, the Company’s board of directors, employees, advisors or representatives, the Trustee, or The Bank of New York Mellon, as depositary (the “Depositary”), tender agent (the “Tender Agent”) or paying agent (the “Paying Agent”), are making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for purchase, or to exercise the conversion rights (if at all), pursuant to this Offer to Purchase. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for purchase or to exercise the conversion rights (if at all) and, if so, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and the Common Shares and other relevant factors.

2.3	Conversion Rights of the Notes.

As a result of the closing of the Arrangement, which occurred on October 26, 2011, notwithstanding the Fundamental Change Purchase Right, the Notes are convertible, at the option of the Holder, at any time until 5:00 p.m., New York City time, on the Fundamental Change Purchase Date (the “Convertibility Period”). Pursuant to the terms of the Second Supplemental Indenture, the Company’s conversion obligation with respect to Notes that are converted at any time after the effective date of the Arrangement will be an amount of Common

Shares equal to a conversion rate of 89.41697 Common Shares for each US$1,000 principal amount of Notes, subject to adjustment as provided in Article 10 of the First Supplemental Indenture, which the Company may elect to settle in cash.

In order to exercise the conversion right, the beneficial owner you must (i) cause to be completed the appropriate instruction form for conversion pursuant to The Depository Trust Company’s (“DTC”) book-entry conversion program, (ii) cause to be delivered by book entry delivery an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Notes, (iii) furnish appropriate endorsements and transfer documents if required by the Registrar or Conversion Agent (each as defined in the Indenture), (iv) pay the amount of interest, if any, required by Section 10.02(E) of the First Supplemental Indenture and (v) pay any tax or duty if required pursuant to Section 10.04 of the First Supplemental Indenture. Any other applicable procedures of the Depositary for converting a beneficial interest in the Notes shall apply.

Any Notes which are surrendered pursuant to the Fundamental Change Purchase Right may be converted in accordance with the terms of the Indenture and the Notes only if such surrender has been validly withdrawn prior to 5:00 p.m., New York City time, on the Exercise Expiration Date, as described in Section 4 below. The Trustee is acting as Tender Agent in connection with the conversion rights described herein.

For more information regarding the conversion rights with respect to the Notes, or any of the terms and conditions of the Notes, please see the Base Indenture, filed as Exhibit (d)(1) to the Company’s Schedule TO–I filed on November 23, 2011 (the “Schedule TO”), the Notes, the First Supplemental Indenture, filed as Exhibit (d)(2) to the Schedule TO, and the Second Supplemental Indenture filed as Exhibit (d)(4) to the Schedule TO, and each incorporated herein by reference.

Holders that do not surrender their Notes for purchase pursuant to the Fundamental Change Purchase Right will maintain the right to convert their Notes into cash, subject to the terms, conditions and adjustments specified in the Indenture.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EXERCISE EITHER THE FUNDAMENTAL CHANGE PURCHASE RIGHT OR THE CONVERSION RIGHTS DESCRIBED HEREIN AND YOU MAY CHOOSE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold Notes in an aggregate principal amount of US$1,000.00:

•	Fundamental Change Purchase Right: If you exercise the Fundamental Change Purchase Right and the Notes are purchased for the Fundamental Change Purchase Price, you will receive:

•

US$1,000.00 plus a sum equal to accrued but unpaid interest, if any, to, but excluding, the Fundamental Change Purchase Date, for a total consideration of approximately US$1,008.069, assuming a Fundamental Change Purchase Date of December 23, 2011.

•	Conversion: If you exercise your conversion rights, you will receive:

•

Common Shares in the amount equal to 89.41697 Common Shares for each US$1,000 principal amount of Notes, subject to adjustment as provided in Article 10 of the First Supplemental Indenture, which the Company may elect to settle in cash.

2.4	Market for the Notes and the Company’s Common Shares.

There is no established reporting system or market for trading in the Notes. The Notes are currently quoted over–the–counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Shares and the market for similar Notes. Following the expiration of the Fundamental Change Purchase Right, we expect that Notes not purchased under the Fundamental Change Purchase Right will continue to be quoted over–the–counter unless redeemed, repurchased or converted; however, the trading market for the Notes may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of a significant amount of the Notes pursuant to the Fundamental Change Purchase Right would reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following expiration of the Fundamental Change Purchase Right. We cannot assure you that a market will exist for the Notes following expiration of the Fundamental Change Purchase Right. The extent of the public market for the Notes following consummation of the Fundamental Change Purchase Right will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. The Paying Agent has informed us that, as of the date of this Offer to Purchase, all of the Notes are held in global form through DTC. As of October 26, 2011, there was US$170,000,000 aggregate principal amount of Notes outstanding.

The Common Shares are listed on the TSX and the NYSE under the symbol “AUQ”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Shares as reported on the TSX and the NYSE.

TSX		Common Shares
		High	Low
		(C$)	(C$)
2009
	Fourth Quarter	13.19	8.39
2010
	First Quarter	$12.88	$7.24
	Second Quarter	8.38	5.78
	Third Quarter	7.80	5.42
	Fourth Quarter	8.32	6.30
2011
	First Quarter	$10.18	$7.05
	Second Quarter	10.70	8.33
	Third Quarter	14.00	9.54
	Fourth Quarter (through November 22, 2011)	11.31	8.99

NYSE		Common Shares
		High	Low
		(US$)	(US$)
2009
	Fourth Quarter	12.63	7.70
2010
	First Quarter	$12.50	$7.12
	Second Quarter	8.12	5.42
	Third Quarter	7.59	5.09
	Fourth Quarter	8.30	6.15
2011
	First Quarter	$10.50	$7.05
	Second Quarter	11.20	8.61
	Third Quarter	14.17	9.22
	Fourth Quarter (through November 22, 2011)	11.20	8.65

On November 22, 2011, the last reported sales price of the Common Shares on the TSX and the NYSE was C$10.00 per share and US$9.62 per share, respectively. As of November 22, 2011, there were approximately 281,532,752 million Common Shares outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the Common Shares before making any decision to surrender your Notes pursuant to the Fundamental Change Purchase Right.

Prior to the Arrangement, the common shares of Northgate into which the Notes were convertible prior to the Amalgamation were listed on the TSX and the NYSE Amex under the symbol “NGX” and “NXG”, respectively. In connection with the Arrangement, the common shares of Northgate were delisted from the TSX on October 27, 2011 and were suspended from trading on the NYSE Amex on October 26, 2011. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Shares as reported on the TSX and the NYSE Amex.

TSX		Northgate Common Shares
		High	Low
		(in C$)	(in C$)
2009
	Fourth Quarter	$3.67	$2.62
2010
	First Quarter	$3.70	$2.47
	Second Quarter	3.49	2.85
	Third Quarter	3.62	2.93
	Fourth Quarter	3.25	2.76
2011
	First Quarter	$3.13	$2.42
	Second Quarter	2.94	2.43
	Third Quarter	4.34	2.54
	Fourth Quarter (through October 26, 2011)	3.92	3.27

NYSE Amex		Northgate Common Shares
		High	Low
		(US$)	(US$)
2009
	Fourth Quarter	$3.49	$2.41
2010
	First Quarter	$3.59	$2.30
	Second Quarter	3.44	2.66
	Third Quarter	3.54	2.76
	Fourth Quarter	3.27	2.68
2011
	First Quarter	$3.28	$2.41
	Second Quarter	3.02	2.47
	Third Quarter	4.42	2.54
	Fourth Quarter (through October 26, 2011)	3.82	3.11

On November 22, 2011, the rate of exchange of the Canadian dollar, expressed in U.S. dollars, based on the noon buying rate reported by the Bank of Canada was US$1.00 = C$1.0368.

2.5	Interest.

The Notes that remain outstanding after consummation of the Fundamental Change Purchase Right will continue to accrue interest until the date of maturity, October 1, 2016, or until the principal of the Notes has been paid, unless the Notes are earlier redeemed, repurchased or converted. Interest on outstanding Notes is paid on March 15th and September 15th of each year (each, an “Interest Payment Date”) to record Holders of the Notes as of the preceding April 1st and October 1st, as applicable, until the date of maturity, October 1, 2016, or until the principal of the Notes has been paid, unless the Notes are earlier redeemed, repurchased or converted. The Notes bear interest on the principal amount at an annual interest rate equal to 3.5%.

Holders who validly surrender, and do not validly withdraw, their Notes in connection with the Fundamental Change Purchase Right will be entitled to receive accrued cash interest payable on their Notes accrued, if any, to, but excluding, the Fundamental Change Purchase Date, in an amount equal to the following computation multiplied by each US$1,000 of principal amount surrendered for purchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last Interest Payment Date to, but excluding, the Fundamental Change Purchase Date, divided by 360. The Company estimates that the accrued interest payable on the Notes will be approximately US$8.069 per US$1,000 principal amount of Notes validly surrendered, and not validly withdrawn, based on the expected Fundamental Change Purchase Date of December 23, 2011.

Holders converting the Notes will not receive a cash payment for accrued and unpaid interest.

2.6	Fundamental Change.

If any Notes remain outstanding, a Holder may require the Company to repurchase for cash such Holder’s Notes if there is a Fundamental Change not described in this Offer to Purchase, on or prior to the Stated Maturity at a purchase price equal to 100% of the aggregate principal amount of such Notes as of the Fundamental Change Purchase Date (as defined in the Indenture), plus accrued and unpaid interest, if any, to, but excluding, such Fundamental Change Purchase Date, unless such Fundamental Change Purchase Date falls after a Regular Record Date and on or prior to the corresponding Interest Payment Date, in which case the Company will pay the full amount of accrued and unpaid interest payable on such Interest Payment Date to the Holder of record at the close of business on such Regular Record Date.

2.7	Ranking.

The Notes are senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s existing and future senior unsecured indebtedness. However, the Notes are effectively subordinated to all existing and future secured indebtedness of the Company (to the extent of the value of the assets securing that indebtedness) and structurally subordinated to all existing future liabilities of the Company’s subsidiaries.

3.	Procedures to Be Followed by Holders Electing to Surrender Notes for Purchase.

Holders will not be entitled to receive the Fundamental Change Purchase Price for their Notes unless they validly surrender and do not validly withdraw the Notes before 5:00 p.m., New York City time, on the Exercise Expiration Date. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in US$1,000 principal amount or an integral multiple thereof. If Holders do not validly surrender their Notes before 5:00 p.m., New York City time, on the Exercise Expiration Date, their Notes will remain outstanding subject to the existing terms of the Notes.

3.1	Method of Delivery.

The Trustee has informed the Company that, as of the date of this Offer to Purchase, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non–global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through DTC’s Automatic Tenders over the Participant Terminal System (“ATOP”). This Offer to Purchase constitutes the notice required under Article 3.02(B) of the First Supplemental Indenture and delivery of Notes via ATOP will satisfy the Holder’s Fundamental Change Notice delivery requirements pursuant to the terms of the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

3.2	Agreement to Be Bound by the Terms of the Fundamental Change Purchase Right.

By surrendering, or instructing your nominee to surrender, your Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Notes shall be purchased as of the Fundamental Change Purchase Date pursuant to the terms and conditions set forth in this Offer to Purchase;

•	such Holder agrees to all of the terms of this Offer to Purchase;

•

such Holder has received this Offer to Purchase and acknowledges that this Offer to Purchase provides the notice required pursuant to the Indenture with respect to the Fundamental Change and with respect to convertibility of the Notes due to the Arrangement;

•

upon the terms and subject to the conditions set forth in this Offer to Purchase, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Notes surrendered, (ii) releases and discharges the Company and the Trustee and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney–in–fact of such Holder with respect to any such surrendered Notes (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Fundamental Change Purchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Offer to Purchase;

•

such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•

such Holder understands that all Notes properly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Exercise Expiration Date will be purchased at the Fundamental Change Purchase Price, in cash, on the Fundamental Change Purchase Date pursuant to the terms and conditions of the Indenture, the Notes, this Offer to Purchase and related notice materials, as amended and supplemented from time to time;

•

payment for Notes purchased pursuant to this Offer to Purchase will be made by deposit of the Fundamental Change Purchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•

surrenders of Notes pursuant to the Fundamental Change Purchase Right may be withdrawn through DTC in accordance with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Exercise Expiration Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Purchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any surrender of Notes for purchase pursuant to the procedures described in this Offer to Purchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, which determination shall be final and binding on all parties.

3.3	Delivery of Notes.

Notes Held Through a Custodian. A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “— Notes in Global Form” prior to 5:00 p.m., New York City time, on the Exercise Expiration Date.

The Trustee has informed the Company that, as of the date of this Offer to Purchase, all custodians and beneficial holders of the Notes hold the Notes through accounts with DTC and that there are no certificated Notes in non–global form. Accordingly, all Notes surrendered for purchase or conversion hereunder must be delivered through the transmittal procedures of DTC.

Notes in Global Form. A Holder that is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Notes by:

•

delivering to the Paying Agent’s account at DTC through DTC’s book–entry system such Holder’s beneficial interest in the Notes prior to 5:00 p.m., New York City time, on the Exercise Expiration Date; and

•	electronically transmitting such Holder’s acceptance through DTC’s ATOP, subject to the terms and procedures of that system prior to 5:00 p.m., New York City time, on the Exercise Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of an agreement to be bound by the terms of the Fundamental Change Purchase Right, including those set forth in Section 3.2 above.

4.	Right of Withdrawal.

Notes surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Exercise Expiration Date. In order to withdraw previously surrendered Notes, prior to the Exercise Expiration Date a Holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Exercise Expiration Date.

Previously surrendered Notes that are validly withdrawn may be validly resurrendered by following the surrender procedures described in Section 3 above. In addition, Notes that are not accepted by us pursuant to the Fundamental Change Purchase Right by the Exercise Expiration Date may be withdrawn.

Notes surrendered for purchase pursuant to the Fundamental Change Purchase Right may not be converted unless such Notes are first withdrawn on or prior to the Exercise Expiration Date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5.	Payment for Surrendered Notes; Source and Amount of Funds.

We will promptly forward to the Paying Agent, prior to 1:00 p.m., New York City time, on the Business Day prior to the Fundamental Change Purchase Date an amount of cash sufficient to pay the Fundamental Change Purchase Price for the surrendered Notes, and the Paying Agent will promptly after the later of the Fundamental Change Purchase Date and the book–entry transfer of the applicable Notes distribute the cash to DTC, the sole record Holder of Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to purchase all of the Notes pursuant to the Fundamental Change Purchase Right is approximately US$171,371,730 (assuming all of the Notes are validly surrendered for purchase and accepted for payment). Depending on the amount of cash required, the cash forwarded to the Paying Agent will be funded either from existing cash reserves of the Company or the Company’s existing revolving credit facility with the Bank of Nova Scotia (the “Credit Facility”). As of September 30, 2011, the Company held a cash balance of US$145.1 million.

On October 21, 2011, the Credit Facility was expanded to US$100 million. The expanded Credit Facility carries an interest rate of the London Interbank Offered Rate plus 3.00% to 3.50%. The Credit Facility matures on November 4, 2014 and may be extended upon mutual agreement by all parties. No payments under the Credit Facility are due until the maturity date. At September 30, 2011, the Company had drawn US$36.4 million under the Credit Facility, and had issued a US$1 million letter of credit against the Credit Facility, leaving a total of US$62.6 million available for future funding. The Credit Facility is secured by all of the present and future assets, property and undertakings of the Company and its subsidiaries, and any and all proceeds of the foregoing. The Company intends to repay the drawn balance under the Credit Facility at the maturity date.

6.	Notes Acquired.

Any Notes purchased by us pursuant to the Fundamental Change Purchase Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7.	Plans or Proposals of the Company.

Following the completion of the Arrangement and the Amalgamation, the business and operations of the Company has been continued substantially as they are currently being conducted.

8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes.

Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	the Company will not purchase any Notes from such persons; and

•	during the 60 days preceding the date of this Offer to Purchase, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company is attached to this Offer to Purchase as Annex A.

9.	Agreements Involving the Company’s Securities.

Except for the Arrangement Agreement, and as described above and in this Offer to Purchase, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Purchase Right or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

The Company issued 835,000 warrants (the “Warrants”) to UBS Securities Canada Inc. (“UBS”) in satisfaction of certain advisory fees for services provided by UBS to the Company. Each Warrant is exercisable into one Common Share at a price of C$9.52 per Common Share until October 26, 2013. UBS acted as financial advisor and capital markets advisor to the Company in connection with the Company’s acquisition of Northgate.

The Company issued 750,000 warrants (the “UBS Warrants”) to UBS in satisfaction of certain advisory fees for services provided by UBS to the Company in connection with the Company’s acquisition of Capital Gold Corporation on April 8, 2011 (the “Capital Gold Acquisition”). Each UBS Warrant is exercisable into one Common Share at a price of C$10.13 per Common Share until April 8, 2013. UBS acted as financial advisor and capital markets advisor to the Company in connection with the Capital Gold Acquisition.

AuRico issued 1,500,000 warrants (the “Dundee Warrants”) to Dundee Securities Ltd. (“Dundee”) in satisfaction of certain advisory fees for services provided by Dundee to the Company in connection with the Capital Gold Acquisition. Each Dundee Warrant is exercisable into one Common Shares at a price of C$10.13 per Common Share until April 8, 2013. Dundee acted as financial advisor and capital markets advisor to the Company in connection with the Capital Gold Acquisition.

10.	Purchases of Notes by the Company and Its Affiliates.

Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Purchase Right or a call or redemption of the Notes in accordance with its terms and conditions, from the date of this Offer to Purchase until at least the tenth (10th) Business Day after the Fundamental Change Purchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at Fundamental Change Purchase Prices higher or lower than the Fundamental Change Purchase Price. Any decision to purchase Notes after the Fundamental Change Purchase Right, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Fundamental Change Purchase Right, the market price of the Common Shares, the business and financial position of the Company, and general economic and market conditions.

11.	Material U.S. Federal Income Tax Considerations.

The following summary describes certain material U.S. federal income tax consequences to a U.S. Holder of the disposition of a Note as a result of the exercise of either the Fundamental Change Purchase Right or conversion rights, and the receipt of cash in exchange for such Note. This discussion is general in nature, and does not discuss all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances. In addition, the discussion does not describe any tax consequences arising under the laws of any local, state, or foreign jurisdictions and does not consider any aspects of U.S. federal tax law other than income taxation. The discussion deals only with Notes held as capital assets within the meaning of section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and does not address tax considerations applicable to holders of Notes that may be subject to special tax rules, such as dealers or traders in securities, banks and other financial institutions, tax–exempt entities, retirement plans and other tax–deferred accounts, regulated investment companies, insurance companies, hybrid entities, real estate investment trusts, brokers, persons subject to the alternative minimum tax, investors that have elected mark–to–market accounting, partnerships (or entities treated as partnerships for U.S. federal income tax purposes) and other pass–through entities holding Notes, persons holding Notes as a part of a hedging, integration, conversion or constructive sale transaction, or as part of a straddle or a synthetic security, a U.S. expatriate or former long–term resident of the United States or any holder that is not a U.S. Holder.

If a partnership holds Notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership holding the Notes, then you should consult an independent tax advisor regarding the tax consequences of the sale of Notes pursuant to the Offer.

This summary is based on the Code, and Treasury regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

As used in this Offer to Purchase, a “U.S. Holder” of a Note means a beneficial owner of a Note that is for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A U.S. HOLDER OF NOTES. PERSONS CONSIDERING EXERCISING THEIR FUNDAMENTAL CHANGE PURCHASE RIGHT OR CONVERTING NOTES PURSUANT TO THEIR CONVERSION RIGHTS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION. THE STATEMENTS OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW ARE BASED ON THE LAWS AND REGULATIONS IN FORCE AND INTERPRETATIONS THEREOF AS OF THE DATE OF THIS OFFER TO PURCHASE, AND ARE SUBJECT TO CHANGES OCCURRING AFTER THAT DATE.

Tax Considerations for U.S. Holders

Disposition of a Note. A disposition of a Note by a U.S. Holder pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights settled for cash generally will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. Subject to the discussions under “—Accrued Interest” “—Market Discount” and “—Conversion of a Note” below, a U.S. Holder generally will recognize capital gain or loss upon the disposition of the Note in an amount equal to the difference between the amount of cash received on the sale (the Fundamental Change Purchase Price or the amount received upon conversion, as applicable), other than amounts attributable to accrued but unpaid interest (which will be taxable as described under “—Accrued Interest” below), and the U.S. Holder’s adjusted tax basis in the Note. Such capital gain or loss will be long–term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of the sale. Non–corporate U.S. Holders generally are subject to reduced rates of U.S. federal income taxation on long–term capital gains. The deductibility of capital losses is subject to certain limitations.

A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to the U.S. Holder, decreased by payments received on the Note (if any) other than stated interest payments. If a U.S. Holder has elected to include market discount in income as it accrues, then the U.S. Holder’s tax basis in a Note will be increased by any market discount (described below) previously included in gross income. If a U.S. Holder purchased a Note for an amount greater than its principal amount, then the U.S. Holder’s tax basis in the Note will be decreased by the amount of any such excess that the U.S. Holder has elected to offset against interest income as amortizable bond premium.

Accrued Interest. Amounts received by a U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights that are attributable to accrued and unpaid interest will be taxable to the U.S. Holder as ordinary interest income, to the extent that such interest has not been previously included in income.

Market Discount. Gain recognized by a U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights settled for cash will be treated as ordinary income to the extent of any market discount on the Note that has accrued during the period that the tendering U.S. Holder held such Note, unless the U.S. Holder has made an election to include market discount in income as it accrues. A Note generally will be treated as having market discount if the stated redemption price at maturity of the Note exceeds the U.S. Holder’s tax basis in that Note immediately after acquisition by more than a statutorily defined de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder has elected to accrue market discount using a constant–yield method for U.S. federal income tax purposes, in which case such U.S. Holder’s adjusted tax basis will have been increased as such accrued market discount was included in income.

Conversion of a Note. The Notes may be settled upon conversion by delivery of Common Shares, delivery of cash, or delivery of a combination of Common Shares and cash. A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Shares, except with respect to (i) cash received in lieu of a fractional share, or (ii) Common Shares that are attributable to accrued but unpaid interest. To the extent the Company pays cash to a U.S. Holder upon a conversion of the Notes instead of delivering Common Shares, such U.S. Holder should recognize gain or loss, if any, as if such holder redeemed the portion of Notes attributable to the receipt of cash in the same manner as described above under “Disposition of a Note.” Cash received in lieu of a fractional share upon conversion will be treated as a payment in exchange for such fractional share. Accordingly, the receipt of cash in lieu of a fractional share generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the U.S. Holder’s adjusted tax basis in the Notes that is allocated to the fractional share and will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year at the time of conversion. Amounts of Common Shares that are attributable to accrued but unpaid interest generally will be taxable to the U.S. Holder as described above under “Accrued Interest.”

A U.S. Holder’s initial tax basis in the Common Shares received on conversion of a Note will be the same as the U.S. Holder’s adjusted tax basis in the Notes at the time of conversion, reduced by any tax basis allocable to a fractional share treated as exchanged for cash. However, the tax basis of Common Shares received upon a conversion with respect to accrued but unpaid interest should equal the fair market value of such Common Shares. The holding period for the Common Shares received on conversion generally will include the holding period of the Notes converted. To the extent any Common Shares issued upon a conversion are attributable to accrued but unpaid interest, however, the U.S. Holder’s holding period for such Common Shares may commence on the day following the date of delivery of the Common Shares.

Backup Withholding Tax and Information Reporting. In general, we and certain intermediate payors may be required to report certain information to the IRS with respect to payments attributable to accrued but unpaid interest on, and payment of the proceeds of the disposition of, a Note to a U.S. Holder other than certain exempt recipients (such as corporations). The payor (which may be us or an intermediate payor) will be required to impose backup withholding tax, currently at a rate of 28%, if (1) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding tax, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting described in section 3406(c) of the Code, or (iv) the payee has not certified under penalties of perjury that is has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a U.S. Holder will generally be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Treatment of Non–Tendering Holders

A U.S. Holder that does not exercise its Fundamental Change Purchase Right or conversion rights with respect to a Note generally should not incur U.S. federal income tax liability with respect to the Note as a result of the consummation of the repurchase of Notes by the Company pursuant to this Offer to Purchase.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR U.S. HOLDERS OF NOTES IN LIGHT OF THEIR CIRCUMSTANCES. U.S. HOLDERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXERCISE OF THEIR FUNDAMENTAL CHANGE PURCHASE RIGHT OR CONVERSION RIGHTS, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, FOREIGN OR OTHER TAX LAWS.

12.	Additional Information.

The Company is subject to the reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1–800–SEC–0330 for further information. Our SEC filings are also available on the SEC’s Website at http://www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO–I, pursuant to Section 13(e) of the Exchange Act and Rule 13e–4 promulgated under the Exchange Act, furnishing certain information with respect to the Fundamental Change Purchase Right. The Tender Offer Statement on Schedule TO–I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Offer to Purchase some of the information that it files with the SEC, which means that it may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Offer to Purchase. We incorporate by reference the documents listed below:

•	The Company’s Annual Report on Form 40–F for the fiscal year ended December 31, 2010, filed on March 23, 2011;

•

The Company’s Current Reports on Form 6–K, filed on April 6, 2011, April 11, 2011, April 12, 2011, May 6, 2011, May 11, 2011, May 12, 2011, May 17, 2011, May 26, 2011, June 3, 2011, June 13, 2011, June 22, 2011, June 23, 2011, June 30, 2011, July 7, 2011, July 12, 2011, July 13, 2011, July 21, 2011, July 22, 2011, August 2, 2011, August 11, 2011, August 11, 2011, August 30, 2011, September 9, 2011, September 14, 2011, September 14, 2011, September 23, 2011, September 27, 2011, October 14, 2011, October 18, 2011, October 18, 2011, October 25, 2011, October 25, 2011, October 26, 2011, November 9, 2011, November 14, 2011 and November 18, 2011;

•

All other reports filed by the Company with (but not furnished to) the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 40–F mentioned above;

•

All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase and prior to 5:00 p.m., New York City time, on the Exercise Expiration Date;

•	Indenture, dated October 5, 2010 among Northgate, The Bank of New York Mellon, as trustee, and BNY Trust Company of Canada, as co-trustee, filed as Exhibit (d)(1) to the Schedule TO;

•

First Supplemental Indenture, dated October 5, 2010, between Northgate, The Bank of New York Mellon, as trustee, and BNY Trust Company of Canada, as co-trustee, filed as Exhibit (d)(2) to the Schedule TO; and

•

Second Supplemental Indenture, dated October 26, 2011, between the Company, Northgate, The Bank of New York Mellon, as trustee, and BNY Trust Company of Canada, as co-trustee, filed as Exhibit (d)(3) to the Schedule TO.

For more information about the Arrangement, you should examine the Arrangement Agreement, including an amendment to the Arrangement Agreement dated September 9, 2011, which are attached as Exhibit (d)(4) and Exhibit (d)(5), respectively, to the Schedule TO.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Notwithstanding the foregoing, the Tender Offer Statement on Schedule TO-I to which this Offer to Purchase relates does not permit “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Offer to Purchase, we will amend the Tender Offer Statement on Schedule TO-I accordingly.

13.	No Solicitations.

The Company has not, directly or indirectly, employed, retained or will compensate any person to make solicitations or recommendations in connection with the Fundamental Change Purchase Right.

14.	Definitions.

All capitalized terms used but not specifically defined in this Offer to Purchase shall have the meanings given to such terms in the Indenture and the Notes.

15.	Conflicts.

In the event of any conflict between this Offer to Purchase, on the one hand, and the terms of the Indenture or the Notes or any applicable laws, on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, the Company’s board of directors, employees, advisors or representatives, the Trustee, the Depositary, the Tender Agent or the Paying Agent are making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for purchase, or to exercise the conversion rights (if at all), pursuant to this Offer to Purchase. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for purchase or to exercise the conversion rights (if at all) and, if so, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and the Common Shares and other relevant factors.

AURICO GOLD INC.

November 23, 2011

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers.

Directors

Name	Title

Colin Benner	Director

Mark Daniel	Director

Richard Mark Colterjohn	Director

Terrence A. Lyons	Director

Alan Edwards	Director

Ronald E. Smith	Director

Patrick D. Downey	Director

René Marion	Director

Luis Chavez	Director

Executive Officers

Name	Title

René Marion	President and Chief Executive Officer

Scott Perry	Executive Vice President and Chief Financial Officer

Russell Tremayne	Executive Vice President and Chief Operating Officer

Peter Drobeck	Senior Vice President, Exploration and Business Development

Chris Bostwick	Senior Vice President, Technical Services

Chris Richter	Vice President, Corporate Development

Peter MacPhail	Chief Operating Officer, Northgate Division

Chris Rockingham	Vice President, Exploration and Business Development, Northgate Division

Matthew Howorth	Vice President, General Counsel and Corporate Secretary, AuRico Gold Inc.

The business address of each person set forth above is c/o AuRico Gold Inc., 110 Yonge Street, Suite 1601, Toronto, Ontario, Canada, M5C 1T4, and its telephone number is (647) 260-8880.

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